Exhibit 10.1


                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made effective as of the 21st day of December, 1998 ("Effective Date"), by and between TAVA Technologies, Inc., a Colorado corporation ("Company"), and John Jenkins ("Jenkins").

WHEREAS, the Company desires to retain the services of Jenkins in the capacity of President and Chief Executive Officer of Company, and Jenkins is willing to be so employed, subject to the terms and conditions of this Agreement,

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Employment. The Company agrees to employ Jenkins and Jenkins agrees to accept the employment described in this Agreement.

Section 2. Duties. Jenkins shall be employed as President and Chief Executive Officer of the Company, with such duties, responsibilities and authority as are customarily delegated to such position and those as may from time to time be assigned to Jenkins by the Board of Directors. Jenkins shall have full responsibility and authority for formulating policies and for the management and operation of Company, subject to the general direction and control of the Board of Directors. The Board of Directors shall use its best efforts, subject to its fiduciary obligations to the Company and its shareholders, to have Jenkins re-elected to the Board of Directors so long as Jenkins is employed hereunder in the position of President and Chief Executive Officer. Jenkins shall not be entitled to additional compensation by reason of service as a director of the Company or as a fiduciary of an employee benefit plan of the Company.

Section 3. Extent of Services. Jenkins shall devote his entire working time, attention, and energies to the performance of his duties and shall not be engaged in any other business activity, whether or not pursued for gain. Jenkins may invest his personal assets in such form or manner as will not require services on his part. Jenkins shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at the Company's principal executive office in metropolitan Denver, Colorado, or at such other place or places as the needs of the Company may from time-to-time dictate.

Section 4. Term. The term of employment under this Agreement shall be three years, commencing on January 1, 1999 ("Commencement Date"). Upon the Commencement Date, this Agreement shall supersede the Employment Agreement dated January 28, 1997 between the Company and Jenkins. This Agreement may be renewed at the end of the term for an additional term upon the written agreement of the parties. If there is no written agreement for an additional term, Jenkins' employment hereunder will continue as though extended on a month to month basis, upon the terms set forth herein.

Section 5.  Compensation.

         5.1 Base Salary. Jenkins will receive a minimum base salary of $241,000 per calendar year payable in accordance with the Company's standard payroll

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procedures.  This base salary  shall be reviewed  annually  and may be increased from time to time in the discretion of the Company's Board of Directors, but shall not be decreased during the term of this Agreement without the consent of Jenkins. The base salary provided for in this subsection shall in no way be deemed exclusive and shall not prevent Jenkins from participating in any other compensation or benefit plan of Company.

     5.2 Designated Bonus Program. Jenkins shall participate in the Company's designated bonus program, which currently provides the opportunity for Jenkins to earn an annual cash bonus equal to 50% of his base salary. Receipt of compensation under the designated bonus program shall not preclude Jenkins from receiving additional bonus or incentive compensation granted in accordance with other Company programs or in the discretion of the Board of Directors.

     5.3 Incentive Stock Options. On the Effective Date, as a matter of separate inducement, Jenkins shall be granted 150,000 incentive stock options expiring December 20, 2008. Each option shall be exercisable at a price equal to the average of the closing price reported by Nasdaq over the five trading days prior to the Effective Date. The options shall become exercisable as follows: 50,000 on December 21, 1999; 50,000 on December 21, 2000; and 50,000 on December 21, 2001. Except as provided in Section 6 of this Agreement, no option shall become exercisable if Jenkins' employment with the Company has been terminated before the initial exercise date specified above.

     5.4 Other Benefits. Jenkins shall receive the vacation, sick leave, medical and dental insurance and other fringe benefits provided to full-time, non-union employees of the Company. Company will pay the premiums for a $500,000 term life insurance for which Jenkins names beneficiary.

Section 6.  Termination.

     6.1 For Cause. The Company may terminate Jenkins' employment at any time "for cause" with immediate effect upon delivering written notice to Jenkins. For purposes of this Agreement, "for cause" shall include: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) Jenkins' neglect or intentional disregard of his duties under this Agreement, or any other material violation by Jenkins of this Agreement; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse affect on Jenkins' ability to carry out his duties under this Agreement or upon the reputation of the Company; (d) conduct involving moral turpitude; (e) gross insubordination or repeated insubordination after written warning by the Board of Directors; (f) unauthorized disclosure by Jenkins of the confidences of the Company; or (g) material and continuing failure by Jenkins to perform the duties described in Section 2 above in a quality and professional manner for at least thirty (30) days after written warning by the Board of Directors. Upon termination for cause, the Company's sole and exclusive obligation will be to pay Jenkins his compensation earned through the date of termination, and Jenkins shall not be entitled to any compensation after the date of termination.

     6.2 Upon Death. This Agreement shall terminate upon the date of Jenkins' death. Upon such date, all stock options granted pursuant to Section 5.3 of this Agreement shall become fully vested and exercisable, and the Company shall pay to Jenkins' spouse, if living, or to his estate, if his spouse is not then living, Jenkins' base salary and bonus compensation earned through the date of death.

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     6.3 Upon Disability.  The Company's rights to terminate Jenkins' employment upon his total disability and Jenkins' rights to compensation thereupon shall be in accordance with the Company's policy concerning disability applicable to full-time, non-union employees. In addition, all stock options granted pursuant to Section 5.3 of this Agreement shall become fully vested and exercisable as of the date of such termination.

     6.4 By the Company Without Cause. The Company may terminate Jenkins' employment without cause, whether before or after the initial term of this Agreement, in accordance with this Section 6.4.

          6.4.1 In the event of the Company's termination of this Agreement, other than for cause, within one year following a change in control of the Company, Jenkins will receive (i) continuation of base salary payments for 24 months following the date of termination; (ii) full and immediate vesting and exercisability of all stock options granted pursuant to Section
     5.3 of this Agreement; and (iii) payment of any accrued bonus, regardless of whether the scheduled payment date falls before or after the date of termination. The Company's obligation to continue base salary payments shall terminate immediately upon Jenkins' violation of Section 7 of this Agreement. For purposes of this Agreement, a "change in control of the Company," shall mean a change in control of a nature that would be required to be reported in response to Item 5(e) of Schedule 14A of Regulation 14A under the Securities and Exchange Act of 1934 (the "Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as that term is used in Section 13(d) and 14(d) of the Act) other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

          6.4.2 In the event of the Company's termination of this Agreement, other than for cause, and other than within one year following a change in control of the Company, Jenkins will receive: (i) continuation of base salary payments for a period of 12 months following the date of termination; (ii) full and immediate vesting and exercisability of all stock options which, in accordance with Section 5.3, would become exercisable within 12 months following the date of termination; and (iii) payment of any accrued bonus, regardless of whether the scheduled payment date falls before or after the date of termination. The Company's obligation to continue base salary payments shall terminate immediately upon Jenkins' acceptance of other full time employment and/or Jenkins' violation of Section 7.

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     6.5 By  Jenkins  Without  Cause.  Jenkins  may at any  time  terminate  his employment hereunder without cause upon 90 days' prior written notice to the Company, in which case Jenkins shall be entitled to receive his base salary and all compensation accrued and payable through the date of termination.

Section 7. Covenant Not to Compete.

          7.1 Covenant. During Jenkins' employment with the Company, and for a period of 12 months thereafter, Jenkins shall not:

                    7.1.1 own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business operating in the Company's "Central Region" which is engaged in the type of business conducted by the Company at the time this Agreement terminates. Nevertheless, Jenkins may own less than five percent of the outstanding equity securities of a company that is engaged in such business if the equity securities of such company are registered under the Securities Exchange Act of 1934. In the event of Jenkins' actual or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and injunction restraining Jenkins from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Jenkins.

                    7.1.2 induce or attempt to persuade  any former,  current or future employee, agent, manager, consultant, or other participant in the Company's business to terminate such employment or other relationship in order to enter into any relationship with Jenkins, any business organization in which Jenkins is a participant in any capacity whatsoever, or any other business organization in competition with the Company's business; or

                    7.1.3 use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Company's business.

     7.2 Consideration. Company and Jenkins acknowledge and agree that the Company's promise to pay severance to Jenkins in the event it terminates his employment without cause, whether or not such compensation becomes due under the terms of this Agreement, is given as additional and sufficient consideration for the covenant contained in this Section.

Section 8. Severability. The covenant set forth in Section 7 above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be

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considered  in  light  of  the  purpose  of the  covenants  and  the  reasonable protectable interests of the Company and Jenkins. The substitute provision shall be incorporated into this Agreement. If the parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be
deemed  deleted  or  modified  to  the  minimum   extent   necessary  to  permit
enforcement.

Section 9. Proprietary Information; Inventions Confidentiality. Concurrently with the execution of this Agreement, the parties have entered into a Proprietary Information and Inventions Agreement, the terms and conditions of which are incorporated herein by this reference.

Section 10. Remedies. Jenkins acknowledges that monetary damages would be inadequate to compensate the Company for any breach by Jenkins of the covenants set forth in Section 7 above. Jenkins agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

Section 11. Waiver. The waiver by the Company of the breach of any provision of this Agreement by Jenkins shall not operate or be construed as a waiver of any subsequent breach by Jenkins.

Section 12. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

Section 13. Entire Agreement. This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of Jenkins by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto.

TAVA Technologies, Inc.


By /s/ Douglas H. Kelsall                            /s/ John Jenkins
   -----------------------                           ----------------
   Douglas H. Kelsall                                John Jenkins
   Vice President - Finance and
   Administration